Exhibit 21.1

DYNEX CAPITAL, INC.
LIST OF CONSOLIDATED ENTITIES
As of December 31, 2014

Investment Capital Access, Inc.
Commercial Capital Access One, Inc.
MERIT Securities Corporation
Financial Asset Securitization, Inc.
Issued Holdings Capital Corporation
SMFC Funding Corporation

All companies were incorporated in Virginia.